Exhibit 10.2

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

SEITEL, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO,

as Borrowers,

and

WELLS FARGO FOOTHILL, INC.,

as Lender

February 14, 2007

TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION		1
1.1	Definitions	1
1.2	Accounting Terms	23
1.3	Code	23
1.4	Construction	23
1.5	Schedules and Exhibits	23

2. LOAN AND TERMS OF PAYMENT		23
2.1	Revolver Advances	23
2.2	Intentionally Omitted	25
2.3	Borrowing Procedures and Settlements	25
2.4	Payments	25
2.5	Overadvances	27
2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	27
2.7	Cash Management	28
2.8	Crediting Payments	30
2.9	Designated Account	30
2.10	Maintenance of Loan Account; Statements of Obligations	30
2.11	Fees	30
2.12	Letters of Credit	31
2.13	LIBOR Option	33
2.14	Capital Requirements	36
2.15	Joint and Several Liability of Borrowers	36

3. CONDITIONS; TERM OF AGREEMENT		38
3.1	Conditions Precedent to the Effectiveness of this Agreement	38
3.2	Conditions Precedent to the Initial Extension of Credit	42
3.3	Conditions Subsequent to the Initial Extension of Credit	43
3.4	Conditions Precedent to all Extensions of Credit	43
3.5	Term	44
3.6	Effect of Termination	44
3.7	Early Termination by Borrowers	44

4. CREATION OF SECURITY INTEREST		45
4.1	Grant of Security Interest	45
4.2	Negotiable Collateral	45
4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	45
4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required	45
4.5	Power of Attorney	46
4.6	Right to Inspect	47
4.7	Control Agreements	47

i

5. REPRESENTATIONS AND WARRANTIES		47
5.1	No Encumbrances	48
5.2	Eligible Accounts	48
5.3	Equipment	48
5.4	Location of Inventory and Equipment	48
5.5	Inventory Records	48
5.6	State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims	48
5.7	Due Organization and Qualification; Domestic Subsidiaries	49
5.8	Due Authorization; No Conflict	49
5.9	Litigation	51
5.10	No Material Adverse Change	51
5.11	Fraudulent Transfer	51
5.12	Employee Benefits	51
5.13	Environmental Condition	51
5.14	Brokerage Fees	52
5.15	Intellectual Property	52
5.16	Leases	52
5.17	DDAs	52
5.18	Complete Disclosure	52
5.19	Indebtedness	52
5.20	Compliance with Laws	52
5.21	Non-Material Domestic Subsidiaries	53

6. AFFIRMATIVE COVENANTS		53
6.1	Accounting System	53
6.2	Collateral Reporting	53
6.3	Financial Statements, Reports, Certificates	54
6.4	Guarantor Reports	57
6.5	Maintenance of Properties	57
6.6	Taxes	57
6.7	Insurance	58
6.8	Location of Inventory and Equipment	58
6.9	Compliance with Laws	59
6.10	Leases	59
6.11	Existence	59
6.12	Environmental	59
6.13	Disclosure Updates	60
6.14	Formation of Subsidiaries	60
6.15	Mergers and Transfers of Assets	60

7. NEGATIVE COVENANTS		60
7.1	Indebtedness	60
7.2	Liens	61
7.3	Restrictions on Fundamental Changes	62
7.4	Disposal of Assets	62
7.5	Change Name	63
7.6	Nature of Business	63

7.7	Prepayments and Amendments	63
7.8	Change of Control	63
7.9	Consignments	63
7.10	Distributions	63
7.11	Accounting Methods	64
7.12	Investments	64
7.13	Transactions with Affiliates	65
7.14	Suspension	66
7.15	Use of Proceeds	66
7.16	Inventory and Equipment with Bailees	67
7.17	Financial Covenants	67

8. EVENTS OF DEFAULT		67

9. THE LENDER’S RIGHTS AND REMEDIES		71
9.1	Rights and Remedies	71
9.2	Remedies Cumulative	73
10. TAXES AND EXPENSES		73

11. WAIVERS; INDEMNIFICATION		73
11.1	Demand; Protest	73
11.2	Lender’s Liability for Collateral	73
11.3	Indemnification	73

12. NOTICES		74

13. CHOICE OF LAW; JURY TRIAL WAIVER		75
13.1	Choice of Law	75
13.2	Choice of Venue	75
13.3	Waiver of Jury Trial	76

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		76
14.1	Assignments and Participations	76
14.2	Successors	78

15. AMENDMENTS; WAIVERS		78
15.1	Amendments and Waivers	78
15.2	No Waivers; Cumulative Remedies	78

16. GENERAL PROVISIONS		78
16.1	Effectiveness	78
16.2	Section Headings	78
16.3	Interpretation	78
16.4	Severability of Provisions	79
16.5	Withholding Taxes	79
16.6	Counterparts; Telefacsimile Execution	79

16.7	Revival and Reinstatement of Obligations	79
16.8	Confidentiality	80
16.9	Integration	80
16.10	USA PATRIOT Act	80
16.11	Parent as Agent for Borrowers	81
16.12	Amendment and Restatement	81

EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	Projections
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Domestic Subsidiaries
Exhibit E	Non-Material Domestic Subsidiaries
Exhibit L-1	Form of LIBOR Notice

Schedules:

Schedule D-1	Designated Account
Schedule L-1	Lender’s Account
Schedule P-1	Permitted Liens
Schedule 2.7(a)	Cash Management Banks
Schedule 4.4	Financing Statements
Schedule 5.4	Locations of Inventory and Equipment
Schedule 5.6(a)	States of Organization
Schedule 5.6(b)	Chief Executive Offices
Schedule 5.6(c)	FEINS
Schedule 5.6(d)	Commercial Tort Claims
Schedule 5.7(b)	Capitalization of Borrowers
Schedule 5.7(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 5.9	Litigation
Schedule 5.12	Employee Benefits
Schedule 5.13	Environmental Matters
Schedule 5.15	Intellectual Property
Schedule 5.17	Deposit Accounts and Securities Accounts
Schedule 5.19	Permitted Indebtedness
Schedule 7.17(a)	Cash Margin
Schedule 7.17(b)	Net Cash Capital Expenditures

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of the Closing Date (as defined in Section 1.1 hereof), by and among WELLS FARGO FOOTHILL, INC., a California corporation (“Lender”), SEITEL, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code), and any and all Supporting Obligations in respect thereof.

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Domestic Subsidiaries.

“Acquisition” means the merger of Seitel Acquisition Corp. with and into Parent with Parent continuing as the surviving corporation that is wholly owned Subsidiary of Seitel Holdings.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Administrative Borrower” has the meaning set forth in Section 16.11.

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or fifty percent (50%) or greater-in-interest joint venturer shall be deemed an Affiliate of such Person.

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“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Prepayment Premium” has the meaning given to such term in the Fee Letter.

“Assignee” has the meaning set forth in Section 14.1(a).

“Authorized Person” means any officer or employee of Administrative Borrower.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Bank Product” means any financial accommodation extended to Administrative Borrower or its Domestic Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Administrative Borrower or its Domestic Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Administrative Borrower or its Domestic Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Administrative Borrower or its Domestic Subsidiaries are obligated to reimburse to Lender as a result of Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Domestic Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the amount of reserves that Lender has established (based upon the Bank Product Providers’ reasonable determination of the net credit exposure in respect of then extant Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., in effect as of the date hereof, together with all rules, regulations and interpretations thereunder or related thereto, as amended, modified, supplemented or recodified from time to time.

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“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Base LIBOR Rate” means the greater of (i) a rate per annum equal to 4%, or (ii) the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the greater of (i) a rate per annum equal to 6%, or (ii) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 0.75%.

“Beneficial Ownership”, and all expressions and terms correlative and analogous thereto, have the meanings ascribed thereto in Rule 13d-3 under the Exchange Act.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any Domestic Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means all of Administrative Borrower’s and its Domestic Subsidiaries’ now owned or hereafter acquired books and records, including all of their ledgers, Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, and all of Administrative Borrower’s and its Domestic Subsidiaries’ Records relating to their business operations or financial condition, and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

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“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrower Collateral” means all of each Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a) all of its Accounts,

(b) all of its Books,

(c) all of its Chattel Paper,

(d) all of its commercial tort claims,

(e) all of its Deposit Accounts,

(f) all of its Equipment and fixtures,

(g) all of its General Intangibles,

(h) all of its Inventory,

(i) all of its Investment Property (including all of its securities and Securities Accounts),

(j) all of its Negotiable Collateral,

(k) money or other assets of such Borrower that now or hereafter come into the possession, custody, or control of the Lender,

(l) all of such Borrower’s rights in respect of Supporting Obligations, and

(m) all of the Proceeds of any of the foregoing.

“Borrowing” means a borrowing hereunder consisting of Advances.

“Borrowing Base” has the meaning set forth in Section 2.1(b).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B attached hereto and otherwise satisfactory to Lender in its Permitted Discretion.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of Georgia, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

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“Canadian Subsidiaries” means Seitel Solutions Canada Ltd., SEIC Partners Limited Partnership, SEIC Holdings, Ltd., Olympic Seismic Ltd., and SEIC Trust Administration, Ltd., each of which is an entity organized under the laws of Alberta, Canada, and any other Subsidary of Parent that is organized under the laws of a province of Canada.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Domestic Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Domestic Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets of, or the Stock of, any other Person, and (c) to the extent not covered by clause (a) or clause (b) preceding, the amount expended by Parent and its Domestic Subsidiaries to acquire seismic data, whether for such Person’s own account or pursuant to contracts with other Persons for the acquisition of seismic data, or to otherwise enhance such Person’s seismic data library.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investor Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1, from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof, and (f) Investments in money market funds established by Federally insured institutions or registered mutual funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion, each of which is among Administrative Borrower or one of its Domestic Subsidiaries, Lender, and one of the Cash Management Banks.

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“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“Cash Margin” means, for Borrowers on a consolidated basis (exclusive of amounts attributable to non-U.S. operations), cash resales of seismic data after termination of any applicable exclusivity period, plus all other cash revenue other than cash revenue derived from seismic data acquisitions, plus gain on sale of seismic data, less cash cost of sales, and less cash selling, general and administrative expenses (but excluding expenses incurred in connection with the Acquisition and Senior Note Offering), in each instance, before depreciation and amortization expense and determined in accordance with GAAP.

“Change of Control” means that (a) ValueAct Capital ceases to directly own at least 50.1% of the Stock of Seitel Holdings, (b) any Person, other than ValueAct Capital, has the ability to elect the board of directors of Seitel Holdings, (c) Seitel Holdings ceases to own 100% of the Stock of Parent, (d) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (e) except as expressly permitted by Section 7.3 or 7.4(e) below, any Borrower ceases to own, directly or indirectly, and control that percentage of the outstanding Stock of each of its Domestic Subsidiaries, that such Borrower owns as of the Closing Date, or (f) the occurrence of a “change of control” as defined in the Senior Notes or Senior Indenture.

“Chattel Paper” means chattel paper (as that term is defined in the Code) and includes tangible chattel paper and electronic chattel paper.

“Closing Date” means the first date on which both (a) the Loan Documents are executed by the Borrowers, the Guarantors, and any other applicable third party and (b) each of the conditions precedent set forth in Section 3.1 have been satisfied or have been waived in writing by Lender.

“Closing Date Business Plan” means the set of financial statement projections of Parent and its Subsidaries for fiscal years 2007, 2008, and 2009 attached hereto as Exhibit A.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means the Borrower Collateral and all other assets and interests in assets and proceeds thereof now owned or hereafter acquired by Administrative Borrower or its Domestic Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any significant amount of Administrative Borrower’s or its Domestic Subsidiaries’ Books, Equipment or Inventory, in each case, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion.

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“Collections” means all cash, checks, notes, instruments, and other items of payment (including receivables, insurance proceeds, proceeds of cash sales, rental proceeds, proceeds of Collateral, and tax refunds).

“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.4(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C delivered by the chief financial officer or the chief accounting officer (in such capacity, and not individually) of Parent to Lender.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date immediately following the Acquisition, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors or whose nomination by ValueAct Capital was approved by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership or voting securities or other beneficial interests, by contract or otherwise.

“Control Agreement” means a control agreement, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion, executed and delivered by Administrative Borrower or one of its Domestic Subsidiaries, Lender, and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a Deposit Account.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code), including any of Borrowers’ lock box accounts, collection accounts, deposit accounts, concentration accounts, and asset sale accounts containing cash proceeds of the Collateral or Advances made to the Borrowers, all funds now or hereafter held therein, and all present or future claims, demands, and choses in action in respect thereof, provided, however, that the term shall not include payroll accounts, medical disbursement accounts, or the Travelers’ Collateral Account.

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

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“Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

“Disbursement Letter” means an instructional letter executed and delivered by Administrative Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Lender.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means those Subsidiaries of the Parent and the other Borrowers that are organized under the laws of a jurisdiction within the continental United States of America. The Domestic Subsidiaries, as of the Closing Date, are set forth on Exhibit D attached hereto.

“Eligible Accounts” means those Accounts created by one of Borrowers in the ordinary course of its business, that arise out of its sale of goods, lease or licensing of data, or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion to address the results of any audit performed by Lender from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more in dollar amount of the aggregate Accounts owed by that Account Debtor and its Affiliates are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other similar terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State or Commonwealth thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by Lender, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Lender,

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(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the satisfaction of Lender in the exercise of its Permitted Discretion, with all applicable state assignment-of-claims statutes),

(h) Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, but only to the extent of the amount of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage as applied to a particular Account Debtor being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Lender based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Lender to be significant in amount, and such later qualification enables access to such courts to enforce payment of such Account,

(l) Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m) Accounts that are not subject to a valid and perfected first priority Lender’s Lien,

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(n) Except for Accounts on which the Account Debtor is obligated to pay regardless of the failure of any subsequent performance, Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

(o) Except for Accounts on which the Account Debtor is obligated to pay regardless of the failure of any subsequent performance, Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.

“Eligible Short-Term Accounts” means those Eligible Accounts that are not Eligible Long-Term Accounts and that are less than 90 days from original invoice date.

“Eligible Long-Term Accounts” means those Eligible Accounts that are contracts with terms providing for periods of performance from 30 days to 18 months, where the Account Debtor is required to make specific payments over the term of the contract.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Lender.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Domestic Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses to or onto any property occupied by any Borrower or Domestic Subsidiary, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Domestic Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Borrower or any

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Domestic Subsidiary of a Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC, § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Domestic Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Domestic Subsidiary of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Domestic Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower or a Domestic Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Domestic Subsidiary of a Borrower under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means, as of any date of determination, the amount equal to Availability, plus Qualified Cash, minus the aggregate amount, if any, of all trade payables of Borrowers and their Domestic Subsidiaries aged in excess of their historical levels with respect thereto and all book overdrafts of Borrowers and their Domestic Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.

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“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Notes” means Parent’s existing 11.75% unsecured fixed term senior notes.

“Fee Letter” means that certain fee letter agreement executed and delivered by each Borrower in favor of Lender, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion.

“FEIN” means Federal Employer Identification Number.

“Field Examination Fee” shall have the meaning set forth in Section 2.11(d).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, seismic data (to the extent not characterized as inventory), literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all Supporting Obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, commission, or other similar dispute-resolving panel or body acting under the authority of government.

“Guarantor” means each Domestic Subsidiary of Parent that is not a Borrower.

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“Guarantor Security Agreement” means one or more security agreements or amended and restated security agreements executed and delivered by each Guarantor in favor of Lender, in each case, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion.

“Guaranty” means that certain amended and restated general continuing guaranty executed and delivered by each Guarantor in favor of Lender and the Bank Product Providers, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by any Borrower that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Domestic Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

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“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an amended and restated subordination agreement executed and delivered by Borrowers and each of their Domestic Subsidiaries and Lender, the form and substance of which is satisfactory to Lender in the exercise of its Permitted Discretion.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Domestic Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code) (including seismic data to the extent the same is characterized as a good).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code) other than any Stock of any Subsidiary that is organized under the laws of a jurisdiction outside of the United States, and any and all Supporting Obligations in respect thereof.

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“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“L/C” has the meaning set forth in Section 2.12(a).

“L/C Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.12(a).

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Domestic Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrowers or their Domestic Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, but excluding Lender’s normal overhead expenses, (c) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Borrower or any Domestic Subsidiary of a Borrower, (h) Lender’s reasonable costs and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, but excluding Lender’s normal overhead expenses, and (i) Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any Domestic Subsidiary of a Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

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“Lender’s Account” means the account identified on Schedule L-1.

“Lender’s Liens” means the Liens granted by Borrowers or Guarantors to Lender under this Agreement or the other Loan Documents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning set forth in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 2.50%.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Fee Letter, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Disbursement Letter, the Guarantor Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Officers’ Certificate, the Stock Pledge Agreements, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by any Borrower and Lender in connection with this Agreement.

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“Loan Parties” means each Borrower and each Guarantor.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their Domestic Subsidiaries, taken as a whole, (b) a material impairment of a Borrower’s or a Domestic Subsidiary’s ability to perform its obligations under the Loan Documents to which it is a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Guarantor.

“Material Domestic Subsidiary” means each Domestic Subsidiary that is not a Non-Material Domestic Subsidiary.

“Maturity Date” has the meaning set forth in Section 3.5.

“Maximum Revolver Amount” means Twenty-Five Million Dollars ($25,000,000.00).

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, and Chattel Paper, and any and all Supporting Obligations in respect thereof.

“Net Cash Capital Expenditures” means, with respect to any period of determination, Borrowers’ and their Domestic Subsidiaries’ aggregate Capital Expenditures during such period as determined in accordance with GAAP less the sum of (a) cash received from customers as underwriting of such Capital Expenditures during such period of determination and (b) the amount of non-monetary exchanges of seismic data accounted for as Capital Expenditures in accordance with GAAP during the applicable period of determination, in each case as approved by Lender in its Permitted Discretion.

“Non-Material Domestic Subsidiary” means each and any Domestic Subsidiary listed on Exhibit E attached hereto, together with such additional Domestic Subsidiaries as may be added hereto from time to time with the prior written consent of Lender; provided, however, that any Domestic Subsidiary shall cease to be a Non-Material Domestic Subsidiary in the event that, and at such time as, such Domestic Subsidiary owns assets having a fair market value in excess of Two Hundred Fifty Thousand Dollars $250,000.00) (exclusive of assets constituting intercompany receivables, intercompany note payables, and similar intercompany balances).

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), guaranties, covenants, and duties of any kind and description owing by Borrowers to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now

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existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Officers’ Certificate” means the representations and warranties of officers form submitted by Lender to Administrative Borrower, together with Borrowers’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

“Outstanding Notes” means the Senior Notes and the Existing Notes not tendered for payment in connection with the Acquisition and Senior Note Offering.

“Overadvance” has the meaning set forth in Section 2.5.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Stock Pledge Agreement” means a stock pledge agreement, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion, executed and delivered by Seitel Holdings with respect to Seitel Holdings’ equity ownership in Parent.

“Participant” has the meaning set forth in Section 14.1(d).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business (which, in the case of Borrowers, shall include seismic data exchanges consistent with past practice), (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing, on a non-exclusive basis, of seismic data, patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of seismic data, goods or services in the ordinary course of business, and (d) Investments received in settlement of amounts due to a Borrower or any Subsidiary of a Borrower effected in the ordinary course of business or owing to a Borrower or any Subsidiary of a Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or any Subsidiary of a Borrower.

“Permitted Liens” means (a) Liens held by Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so

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long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance or in connection with social security or other such programs, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, and (l) the Lien granted to Travelers on the Travelers’ Collateral Account.

“Permitted Protest” means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Proceeds” means all proceeds (as that term is defined in the Code), including substitutions, replacements, additions, accessions, proceeds, products to or of any of the Collateral, including, but not limited to, proceeds of insurance covering any of the Collateral, or any portion thereof, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Stock, Real Property, Deposit Accounts, money, or other tangible or intangible property resulting from the sale or other disposition of the Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Stock, Real Property, Deposit Accounts, or any portion thereof or interest therein and the proceeds thereof.

“Prior Loan Agreement” means that certain Loan and Security Agreement, dated April 16, 2004, by and among Borrowers and Lender.

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“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical consolidated financial statements and on a consolidated basis for Parent and all of its Subsidiaries and for Parent and only its Domestic Subsidiaries, in each case together with appropriate supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Domestic Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Property” means any estates or ownership interests in real property now owned or hereafter acquired by any Borrower or a Domestic Subsidiary of any Borrower and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Reserve Percentage” means, on any day, for Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“Revolving Credit Facility” means the senior secured revolving credit facility described in this Agreement and the Loan Documents.

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“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Securities Act” means the Securities Act of 1933, as in effect from time to time.

“Senior Indenture” means the Indenture, dated February 14, 2007, among Parent, as issuer, the guarantors named therein, and LaSalle Bank National Association, as trustee, governing the Senior Notes.

“Seitel Holdings” means Seitel Holdings, LLC, a Delaware limited liability company, until such time as such limited liability company is converted into a corporation, after which time “Seitel Holdings” will mean Seitel Holdings, Inc., a Delaware corporation.

“Senior Note Offering” means that certain private placement by Parent conducted pursuant to Section 4(2) of the Securities Act of Senior Notes for resale to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act.

“Senior Notes” means the 9.75% unsecured senior notes due 2014 to be issued by Parent pursuant to the Senior Note Offering and the Senior Indenture.

“Servicing Fee” shall have the meaning set forth in Section 2.11(c).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all options, warrants, equity interests, equity participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Pledge Agreements” means the Subsidiary Stock Pledge Agreement and the Parent Stock Pledge Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Subsidiary Stock Pledge Agreement” means an amended and restated stock pledge agreement, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion, executed and delivered by each Borrower that owns Stock of a Domestic Subsidiary of Parent.

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“Supporting Obligations” means supporting obligations (as such term is defined in the Code)

“Taxes” has the meaning set forth in Section 16.5.

“Trademark Security Agreement” means an amended and restated trademark security agreement executed and delivered by each Borrower and Lender, the form and substance of which is satisfactory to Lender in the exercise of its Permitted Discretion.

“Travelers’ Collateral Account” means that certain Smith Barney Collateral Pledge Account (or any replacement thereof), which has been established to provide cash collateral to Travelers Casualty and Surety Company of America (“Travelers”) in connection with the issuance and continuation of surety bonds in an amount not to exceed approximately $160,000, issued by Travelers on behalf of the Borrowers, pursuant to one or more General Contracts of Indemnity between one or more of the Borrowers, as indemnitor(s), and Travelers, as indemnitee or surety.

“UCC Filing Authorization Letter” means a letter duly executed by each Borrower and each Guarantor that was not a Borrower or Guarantor under the Prior Loan Agreement authorizing Lender to file appropriate financing statements on Form UCC-1 without the signature of such Borrower or Guarantor, as applicable, in such office or offices as may be necessary or, in the exercise of Lender’s Permitted Discretion, desirable to perfect the security interests purported to be created by the Loan Documents.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Unused Line Fee” shall have the meaning set forth in Section 2.11(b).

“US Seismic Library” means the library of onshore and offshore seismic data that Seitel Data, Ltd. offers for license to oil and gas companies, which library is maintained, warehoused, and stored in Houston, Texas.

“ValueAct Capital” means ValueAct Capital Master Fund, L.P., a British Virgin Islands limited partnership, ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International, Ltd. and its successor ValueAct Capital International I, L.P., Value Act Capital International II, L.P., VA Partners, LLC, ValueAct Capital Management LLC, or other affiliated Persons under common Control.

“Voidable Transfer” has the meaning set forth in Section 16.7.

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“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Domestic Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount minus the Letter of Credit Usage, or (ii) the Borrowing Base minus the Letter of Credit Usage.

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(b) “Borrowing Base” means, as of any date of determination, an amount equal to the least of the following:

(1) Twenty-Five Million Dollars ($25,000,000); or

(2) three-quarters (0.75) times the Borrowers’ Cash Margin as measured at any time and from time to time over the most recently ended period of twelve (12) calendar months for which the monthly financial statements required by Section 6.3(a) have been received by Lender; or

(3) the sum of the following:

(i) Eighty-five percent (85%) of the amount of Eligible Short-Term Accounts; plus,

(ii) The lesser of (A) fifty percent (50%) of the amount of Eligible Long-Term Accounts and (B) $7,500,000.00; plus,

(iii) Fifteen Million Dollars ($15,000,000.00);

less, in all cases, the sum of

(A) the Bank Product Reserve (if any), and

(B) the aggregate amount of reserves, if any, established by Lender under Section 2.1(c).

(c) Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including, without limitation, reserves with respect to (i) sums that Borrowers or their Subsidiaries are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Lender’s Liens), which Lien or trust, in the Permitted Discretion of Lender, likely would have a priority superior to the Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(d) Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

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(e) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(f) The principal amount of all Advances shall be due and payable in full on the Maturity Date.

2.2 Intentionally Omitted.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 1:00 p.m. (Georgia time) on a Business Day specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within one (1) Business Day of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Advances. If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrowers on the applicable Funding Date by transferring available funds equal to such proceeds to the Designated Account.

2.4 Payments.

(a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Lender’s Account for the account of Lender and shall be made in immediately available funds, no later than 2:00 p.m. (Georgia time) on the date specified herein. Any payment received by Lender later than 2:00 p.m. (Georgia time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Application of Payments.

(i) All payments in respect of the Obligations shall be remitted to Lender and all such payments and all proceeds of Collateral received by Lender, shall be applied as follows:

A. first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

B. second, to pay any fees then due to Lender under the Loan Documents until paid in full,

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C. third, to pay interest due in respect of Advances until paid in full,

D. fourth, so long as no Event of Default has occurred and is continuing, and at Lender’s election (which election Lender hereby agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Domestic Subsidiaries in respect of Bank Products, until paid in full,

E. fifth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances (exclusive of LIBOR Rate Loans prior to the end of the applicable Interest Period if, and only if, Lender charges Borrowers for a Funding Loss with respect to the prepayment of the LIBOR Rate Loan to which the payment is to be applied, except to the extent otherwise agreed by Administrative Borrower in writing) until paid in full,

F. sixth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Lender, to be held by Lender as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full, and (iii) to Lender, to be held by Lender, for the benefit of the Bank Products Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default, until Borrowers’ and their Domestic Subsidiaries’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

G. seventh, to pay any other Obligations (including the provision of amounts to Lender, to be held by Lender, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Lender in its Permitted Discretion as the amount necessary to secure Borrowers’ and their Domestic Subsidiaries’ obligations in respect to the then extant Bank Products), and

H. eighth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iii) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically

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including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be allowed or disallowed in whole or in part in any Insolvency Proceeding.

(iv) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrowers to Lender pursuant to Section 2.1 or Section 2.12 is greater than either the Dollar or percentage limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrowers shall pay Lender monthly, in arrears, a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Sections 2.12(d) and (e)) which shall accrue at a rate equal to three percent (2.50%) per annum times the original “face” or stated amount of all issued but undrawn Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, at the election of Lender,

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder, and

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(ii) the Letter of Credit fee provided for above shall be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.13(a), interest and all fees payable hereunder (other than Letter of Credit fees) shall be due and payable, in arrears, on the first day of each month at any time that Obligations or obligation to extend credit hereunder are outstanding. Letter of Credit fees shall be due and payable, in advance, on the first day of each month at any time that Obligations or obligation to extend credit hereunder are outstanding. Borrowers hereby authorize Lender, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(d) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the then extant Bank Products Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from or in respect of Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Cash Management.

(a) Borrowers shall and shall cause each of their Domestic Subsidiaries to (i) establish and maintain cash management services of a type and on terms satisfactory to Lender at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to direct that all of their and their Domestic Subsidiaries’ Account Debtors forward payment of the amounts owed by them

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directly to such Cash Management Bank, and (ii) deposit or direct each applicable Cash Management Bank to deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Cash Management Bank) into a bank account in Lender’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Lender and Borrowers, in form and substance acceptable to Lender in the exercise of its Permitted Discretion. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank on behalf of Lender as bailee-in-possession for Lender, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) from and after the first Advance under the Revolving Credit Facility resulting from a request for a Borrowing for purposes other than payment of Lender Expenses that have been outstanding and unpaid for less than thirty (30) days, the Cash Management Bank will immediately forward by daily sweep all amounts in the applicable Cash Management Account to the Lender’s Account; the parties intending that requests for Borrowings solely to pay Lender Expenses, prior to other Advances under the Revolving Credit Facility, will not trigger the daily sweep of amounts in the Cash Management Accounts, unless the Lender Expenses have remained unpaid for thirty (30) days after the due date thereof.

(c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Lender in the exercise of its Permitted Discretion and Lender shall have consented in writing (which consent will not, in the exercise of Lender’s Permitted Discretion, be withheld, delayed or conditioned) in advance to the opening of a Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower or a Domestic Subsidiary of a Borrower, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Lender a Cash Management Agreement. A Borrower or a Domestic Subsidiary of a Borrower, as applicable, shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Lender that the creditworthiness of any Cash Management Bank is no longer acceptable in Lender’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Lender’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Lender’s reasonable judgment.

(d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrowers hereby grant a Lien to Lender.

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2.8 Crediting Payments. The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 2:00 p.m. (Georgia time). If any payment item is received into the Lender’s Account on a non-Business Day or after 2:00 p.m. (Georgia time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Lender is authorized to make the Advances, and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Lender hereunder. Unless otherwise agreed by Lender and Administrative Borrower, any Advance requested by Borrowers and made by Lender hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances made by Lender to Borrowers or for Borrowers’ account, the Letters of Credit issued by Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrowers or for Borrowers’ account, including all amounts received in the Lender’s Account from any Cash Management Bank. Lender shall, within 20 days after the close of each calendar month, render to Administrative Borrower statements regarding all activities in the Loan Account during such month, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 60 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrowers shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a) Unused Line Fee. As an unused line fee (the “Unused Line Fee”), the Borrowers shall pay to Lender monthly, in arrears, for the previous month, on the first day of each calendar month following the Closing Date, and continuing during the remainder of the term of this Agreement, a fee equal to one-quarter of one percent (0.250%) per annum times the

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result of (i) the Maximum Revolver Amount, minus (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month.

(b) Other Fees. Borrowers shall pay to Lender the fees set forth in the Fee Letter as and when due and payable pursuant to the terms of the Fee Letter.

2.12 Letters of Credit.

(a) Generally. Subject to the terms and conditions of this Agreement, Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Advances, or

(ii) the Letter of Credit Usage would exceed Ten Million Dollars ($10,000,000), or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

Borrowers and Lender acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 2:00 p.m., Georgia time, on the date that such L/C Disbursement is made, if

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Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., Georgia time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 2:00 p.m., Georgia time, on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 1:00 p.m., Georgia time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

(b) Indemnification. Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, liability, or related attorneys’ fees, to the extent that it is caused by the gross negligence or willful misconduct of Lender. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Lender’s interpretations of any L/C issued by Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, liability, or related attorneys’ fees, to the extent that it is caused by the gross negligence or willful misconduct of Lender.

(c) Authorization to Underlying Issuer. Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(d) Charges, Fees, and Costs. Any and all charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Lender for the account of Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is 0.825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

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(e) Changes in Law. If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail (which certificate shall, if requested by Administrative Borrower, shall be delivered within thirty (30) days after such request), shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable as follows: (i) on the last day of the Interest Period applicable thereto; (ii) upon the occurrence of an Event of Default in consequence of which Lender has elected to accelerate the maturity of all or any portion of the Obligations (provided, that Lender shall not accelerate any LIBOR Rate Loans unless all Base Rate Loans are or have been accelerated); or (iii) upon termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

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(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Lender prior to 2:00 p.m. (Georgia time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Lender of a LIBOR Notice received by Lender before the LIBOR Deadline, or by telephonic notice received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a LIBOR Notice received by Lender prior to 5:00 p.m. (Georgia time) on the same day).

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Lender, be deemed to equal the amount determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Lender delivered to Administrative Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(iii) Borrowers shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000.00 and integral multiples of $500,000.00 in excess thereof.

(c) Prepayments. Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through any required application by Lender of proceeds of Borrowers’ and their Domestic Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason

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(other than as described in Section 2.13(d)(ii)(1)), including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Lender and its Participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, Lender shall give Administrative Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Lender, Administrative Borrower may, by notice to Lender (y) require Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Lender shall give notice of such changed circumstances to Administrative Borrower and (1) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (2) Borrowers shall not be entitled to elect the LIBOR Option until Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Lender, nor any of its Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

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2.14 Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Administrative Borrower thereof. Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement of the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

2.15 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Person composing Borrowers under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement as against any other Borrower(s) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice

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of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15, afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person composing Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or Lender. The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or Lender.

(f) Each Person composing Borrowers represents and warrants to Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person composing Borrowers further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of Lender and its successors and Assignees, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of Lender, successor, or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or

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to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Lender, and such Borrower shall deliver any such amounts to Lender for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Effectiveness of this Agreement . The obligation of Lender to be bound under the terms of this Agreement from and after its execution and delivery is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:

(a) Borrowers shall have paid the fees to be paid to Lender by Borrowers on or prior to the Closing Date pursuant to the terms set forth in Section 2.11(b);

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(b) Lender shall have received a UCC Filing Authorization Letter, duly executed by each Borrower and each Guarantor that was not a Borrower or Guarantor under the Prior Loan Agreement, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the Permitted Discretion of Lender, desirable to perfect the Lender’s Liens in and to the Collateral, and Lender shall have received searches reflecting the filing of all such financing statements;

(c) Lender shall have received each of the following documents, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion, duly executed, and each such document shall be in full force and effect:

(i) the Fee Letter,

(ii) the Cash Management Agreements,

(iii) the Control Agreements,

(iv) the Disbursement Letter with respect to any Advance to be borrowed on the Closing Date,

(v) the Guaranty,

(vi) the Guarantor Security Agreement,

(vii) the Intercompany Subordination Agreement,

(viii) the Officers’ Certificate,

(ix) the Subsidiary Stock Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank, and

(x) the Trademark Security Agreement;

(d) the tender period for the Existing Notes shall have expired and at least 75% of the outstanding principal balance of all such Existing Notes shall have been tendered for payment;

(e) Lender shall have received copies of all material agreements executed or delivered in connection with the Senior Note Offering;

(f) [INTENTIONALLY OMITTED];

(g) all conditions precedent to the funding of the Senior Note Offering, other than the effectiveness of this Agreement and the filing of the certificate of merger, shall have been satisfied and evidence thereof, reasonably satisfactory to Lender, shall have been delivered to Lender;

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(h) Lender shall have received copies of all material agreements executed or delivered in connection with the Acquisition;

(i) all conditions precedent to consummation of the Acquisition, other than filing of the certificate of merger and consummation of the Senior Note Offering, shall have been satisfied and evidence thereof, reasonably satisfactory to Lender, shall have been delivered to Lender;

(j) Borrowers shall have Excess Availability of $20,000,000.00 on the Closing Date and Lender shall have received evidence thereof, reasonably satisfactory to Lender;

(k) Lender shall have received the results of a field audit of Borrowers and Guarantors satisfactory to Lender in its sole discretion;

(l) Lender shall have received a certificate from the Secretary or an Assistant Secretary of each Borrower attesting to the resolutions of such Borrower’s board of directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

(m) Lender shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or an Assistant Secretary of such Borrower;

(n) Lender shall have received a certificate of status with respect to each Borrower, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(o) Lender shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

(p) Lender shall have received a certificate from the Secretary or an Assistant Secretary of each Guarantor attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

(q) Lender shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or an Assistant Secretary of such Guarantor;

(r) Lender shall have received a certificate of status with respect to each Guarantor, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

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(s) Lender shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

(t) Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.7, the form and substance of which shall be satisfactory to Lender;

(u) Lender shall have received the opinion of Porter & Hedges, L.L.P., as counsel to Borrowers and its Domestic Subsidiaries, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion;

(v) Lender shall have received satisfactory evidence (including a certificate of the chief accounting officer of Parent) that all tax returns required to be filed by Borrowers and their Domestic Subsidiaries have been timely filed and all taxes upon Borrowers and their Domestic Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of Permitted Protests;

(w) Lender shall have received completed reference checks (including compliance with the U.S. Patriot Act) with respect to all Borrowers, Guarantors and their respective members of senior management, the results of which shall be satisfactory to Lender in its Permitted Discretion;

(x) Borrowers shall have paid all Lender Expenses theretofore incurred and invoiced in connection with the transactions evidenced by this Agreement;

(y) Borrowers and each of their Domestic Subsidiaries shall have received all licenses, approvals or evidence of other actions (if any) required by any Governmental Authority in connection with the execution and delivery by Borrowers or their Domestic Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(z) No Material Adverse Change shall have occurred between November 30, 2006, and the Closing Date and be continuing, as determined by Lender in its Permitted Discretion;

(aa) Lender shall be satisfied that it has been granted a perfected, first priority lien on the Collateral (subject to Permitted Liens) and shall have received UCC, tax and judgment lien searches and other appropriate evidence evidencing the absence of any other liens on the Collateral, subject to Permitted Liens and other liens acceptable to Lender in the exercise of its Permitted Discretion;

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(bb) Lender shall be satisfied in its sole discretion and acceptable to Lender’s senior credit committee, with results of

(i) a review the Borrowers’ Books and Records limited to information entered in such Books and Records or relating to events occurring on or after March 1, 2006, and

(ii) a review of the Borrowers’ Closing Date Business Plan;

(cc) Lender shall have completed its legal due diligence, including without limitation, with respect to ERISA, environmental, tax, labor, bankruptcy, pension and accounting matters, with results satisfactory to Lender; and

(dd) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded (as appropriate) and shall be in form and substance satisfactory to Lender in the exercise of its Permitted Discretion.

3.2 Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:

(a) satisfaction of the conditions precedent set forth in Section 3.1 above;

(b) Parent shall have received the proceeds of the Senior Notes in an amount sufficient, together with the equity investment by ValueAct Capital in Seitel Holdings and Borrowers’ and their Subsidiaries’ cash on hand, to fully redeem and cancel the Existing Notes tendered for payment and to pay all merger consideration for the Acquisition and evidence thereof, reasonably satisfactory to Lender, shall have been delivered to Lender;

(c) The Existing Notes tendered for payment shall have been fully redeemed and cancelled;

(d) The Acquisition shall have been consummated and evidence thereof, reasonably satisfactory to Lender, shall have been delivered to Lender;

(e) Borrowers shall have Excess Availability of $20,000,000.00 on the Closing Date immediately after giving effect to the Acquisition and Lender shall have received evidence thereof, reasonably satisfactory to Lender;

(f) Lender shall have received the Parent Stock Pledge, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion, duly executed, and such document shall be in full force and effect; and

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(g) Lender shall have received the opinion Dechert LLP, as counsel to Seitel Holdings, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion;

(h) the Senior Notes shall (i) have been issued pursuant to the Senior Note Offering in form and substance reasonably satisfactory to Lender and its counsel in their Permitted Discretion, (ii) not mature, by their terms until at least 90 days after the Maturity Date, (iii) be general unsecured obligations of Parent, and (iv) be effectively, but not contractually subordinated to all indebtedness and other obligations owing under the Loan Documents to the extent of the value of the assets and the other collateral securing the Indebtedness and Obligations under the Loan Documents

3.3 Conditions Subsequent to the Initial Extension of Credit. The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment of the conditions subsequent set forth below within the time limits specified below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

(a) Within 60 days of the Closing Date, Lender shall have received delivery of certified copies of the insurance policies required by Section 6.7 below;

(b) If and when Seitel Holdings converts from a limited liability company to a corporation, Administrative Borrower will (i) will promptly thereafter deliver to Lender such amendments to and reaffirmations of the Loan Documents, each in form and substance satisfactory to Lender, that Lender may request in connection therewith, and (ii) cause to filed, if necessary, appropriate amendments to financing statements on Form UCC-3 in such office or offices as may be necessary or, in the Permitted Discretion of Lender, desirable to perfect the Liens granted pursuant to the Parent Stock Pledge Agreement;

(c) Within 5 days of the Closing Date, Lender shall have received certificates representing the shares of Stock pledged pursuant to the Parent Stock Pledge, as well as Stock powers with respect thereto endorsed in blank; and

(d) Within 30 days of the Closing Date, Lender shall have received a Control Agreement with respect to Seitel Management, Inc.’s securities account with Amegy Bank, designated as account number 0920-313247439.

3.4 Conditions Precedent to all Extensions of Credit. The obligation of Lender to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, and except for changes in the ordinary course of business not otherwise constituting an Event of Default);

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(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other judicial or administrative order restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Lender, or any of their Affiliates; and

(d) no Material Adverse Change shall have occurred and be continuing.

3.5 Term. This Agreement shall continue in full force and effect for a term ending on February 14, 2010 (the “Maturity Date”). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default. Lender also shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of any failure of the parties to satisfy any of the conditions set forth in Section 3.1 on or before February 28, 2007.

3.6 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including (a) the Applicable Prepayment Premium, (b) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (c) providing cash collateral (in an amount determined by Lender in the exercise of its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers or their Domestic Subsidiaries of their duties, Obligations, or covenants hereunder and the Lender’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and Lender’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrowers’ sole expense, execute and deliver any lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations, and authorize Borrowers and Guarantors to file, at their expense, UCC termination statements in respect of Code filings made by Lender in respect of the Loan Parties.

3.7 Early Termination by Borrowers. Borrowers have the option, at any time upon five (5) days prior written notice by Administrative Borrower to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including (a) the Applicable Prepayment Premium, (b) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (c) providing cash collateral (in an amount determined by

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Lender in the exercise of its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender’s obligations to extend credit hereunder shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) the Applicable Prepayment Premium, (b) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (c) providing cash collateral (in an amount determined by Lender in the exercise of its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Borrower hereby grants to Lender for the benefit of Lender and the Bank Product Providers a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral, as security for the repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the use of cash in the ordinary course of business and for the purposes permitted under this Agreement, and except for Permitted Dispositions, Borrowers and their Domestic Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2 Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Lender determines that perfection or priority of Lender’s security interest is dependent on or enhanced by possession, the applicable Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (a) notify Account Debtors of Borrowers that Borrowers’ Accounts, chattel paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect Borrowers’ Accounts, chattel paper, or General Intangibles directly and charge the reasonable collection costs and expenses to the Loan Account. Each Borrower agrees that it will hold in trust for Lender, as Lender’s trustee, any of its or its Domestic Subsidiaries’ Collections that it receives and immediately will deliver such Collections to Lender or a Cash Management Bank in their original form as received by such Borrower or its Domestic Subsidiaries.

4.4 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required. (a) Borrowers authorize Lender to file any financing statement necessary or, in the exercise of Lender’s Permitted Discretion, desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or

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amendment with respect thereto, in any appropriate filing office without the signature of Borrowers where permitted by applicable law. Borrowers hereby ratify the filing of any financing statements filed prior to the date hereof and described on Schedule 4.4 hereof.

(b) If Borrowers or their Domestic Subsidiaries acquire any commercial tort claims after the date hereof, Borrowers shall promptly (but in any event within five (5) Business Days after such acquisition) deliver to Lender a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion, pursuant to which the applicable Borrower or its Domestic Subsidiary shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to Lender, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c) At any time upon the request of Lender, Borrowers shall execute or deliver to Lender and shall cause their Domestic Subsidiaries to execute or deliver to Lender any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Lender may request in its Permitted Discretion, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion, to create, perfect and continue perfected or to better perfect the Lender’s Liens in the assets of Borrowers and their Domestic Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Borrower authorizes Lender to execute any such Additional Documents in the applicable Borrower’s name and authorize Lender to file such executed Additional Documents in any appropriate filing office to the extent relating to the perfection or continued perfection of Lender’s Liens. In addition, on such periodic basis as Lender shall require in the exercise of its Permitted Discretion, Borrowers shall (i) provide Lender with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrowers or their Domestic Subsidiaries during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrowers or their Domestic Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of a Borrower’s or a Domestic Subsidiary of a Borrower’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

4.5 Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, or employees) as such Borrower’s true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for

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verification of Borrowers’ or their Domestic Subsidiaries’ Accounts, (d) endorse such Borrower’s name on any of its payment items (including all of its Collections) that may come into Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, in each case in the exercise of Lender’s Permitted Discretion, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrowers’ or their Domestic Subsidiaries’ Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable in the exercise of Lender’s Permitted Discretion, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary for such purpose. The appointment of Lender as each Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligations to extend credit hereunder are terminated.

4.6 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter, to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrowers’ and their Domestic Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, subject to the limitations set forth in Section 2.11(d) with respect to chargeable expenses.

4.7 Control Agreements. Borrowers agree that they will not, and will not permit their Domestic Subsidiaries to, transfer assets out of any of their Deposit Accounts or Securities Accounts; provided, however, that so long as no Event of Default has occurred and is continuing or would result therefrom, Borrowers and their Domestic Subsidiaries may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement or the other Loan Documents and, if the transfer is to another bank or securities intermediary, so long as the applicable Borrower or Domestic Subsidiary, Lender, and the substitute bank or securities intermediary have entered into a Control Agreement. Borrowers agree that they will and will cause their Domestic Subsidiaries to take any or all reasonable steps that Lender requests in order for Lender to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights, except for Borrowers’ payroll accounts, medical disbursement accounts, and the Travelers’ Collateral Account. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrowers without the prior written consent of Lender. Upon the occurrence and during the continuance of an Event of Default, Lender may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender’s Account.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, each Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in

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all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, and except for changes in the ordinary course of business not otherwise constituting an Event of Default) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Each Borrower and its Domestic Subsidiaries has good and indefeasible title to their assets (other than leased assets), in each case free and clear of Liens except for Permitted Liens.

5.2 Eligible Accounts. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the leasing or licensing of seismic data, the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrowers’ business, owed to Borrowers without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, except to the extent deducted in the calculation of the Borrowing Base. As to each Account that is identified by Administrative Borrower as an Eligible Account in a borrowing base report submitted to Lender, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

5.3 Equipment. All of the Equipment of Borrowers and their Domestic Subsidiaries is used or held for use in their business and is in operating condition, reasonable wear and tear excepted.

5.4 Location of Inventory and Equipment. The Inventory and Equipment of Borrowers and their Domestic Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 5.4 (as such Schedule may be updated pursuant to Section 6.8).

5.5 Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Domestic Subsidiaries’ Inventory and the book value thereof.

5.6 State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims

(a) The jurisdiction of organization of each Borrower and each of its Domestic Subsidiaries is set forth on Schedule 5.6(a).

(b) The chief executive office of each Borrower and each of its Domestic Subsidiaries is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated pursuant to Section 6.8).

(c) Each Borrower’s and each of its Domestic Subsidiaries’ FEIN and organizational identification number issued by its jurisdiction of organization, if any, are identified on Schedule 5.6(c).

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(d) As of the date of this Agreement, Borrowers and their Domestic Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.6(d).

5.7 Due Organization and Qualification; Domestic Subsidiaries

(a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b) Set forth on Schedule 5.7(b), is a complete and accurate description of the authorized Stock of each Borrower, by class, and, as of the Closing Date immediately after giving effect to the Acquisition, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.7(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 5.7(b), no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Stock or any security convertible into or exchangeable for any of its Stock.

(c) Set forth on Schedule 5.7(c), is a complete and accurate list of each Borrower’s direct and indirect Domestic Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Domestic Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding Stock of each such Domestic Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 5.7(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Domestic Subsidiaries’ Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its respective Domestic Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Domestic Subsidiaries’ Stock or any security convertible into or exchangeable for any such Stock.

5.8 Due Authorization; No Conflict

(a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any

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Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s interest holders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c) Other than the filing of financing statements, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower, will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Lender’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

(f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

(g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s interest holders or any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

(h) Other than the filing of financing statements, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor, will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

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5.9 Litigation. Other than those matters disclosed on Schedule 5.9, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Borrowers, or any of their Domestic Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the date of this Agreement that, if decided adversely to Borrowers, or any of their Domestic Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

5.10 No Material Adverse Change. All financial statements relating to Borrowers and their Domestic Subsidiaries that have been delivered by Borrowers to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ and their Domestic Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers and their Domestic Subsidiaries (or Guarantors, as applicable) since the date of the latest financial statements submitted to Lender on or before the Closing Date.

5.11 Fraudulent Transfer. No transfer of property is being made by any Borrower or any Domestic Subsidiary of a Borrower and no obligation is being incurred by any Borrower or any Domestic Subsidiary of a Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or their Subsidiaries.

5.12 Employee Benefits. Except as set forth on Schedule 5.12, none of Borrowers, any of their Domestic Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.13 Environmental Condition. Except as set forth on Schedule 5.13, (a) to Borrowers’ knowledge, none of Borrowers’ or their Subsidiaries’ properties or assets has ever been used by Borrowers, their Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ or their Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers or any of their Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers or their Subsidiaries, and (d) none of Borrowers or any of their Subsidiaries have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any Subsidiary of a Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

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5.14 Brokerage Fees. Borrowers and their Domestic Subsidiaries have not utilized the services of any broker or finder in connection with obtaining financing from Lender under this Agreement and no brokerage commission or finder’s fee is payable by Borrowers or their Domestic Subsidiaries in connection herewith.

5.15 Intellectual Property. Each Borrower and each Domestic Subsidiary of a Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.15 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Borrower or one of its Domestic Subsidiaries is the owner or is an exclusive licensee.

5.16 Leases. Borrowers and their Domestic Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating. All of such leases are valid and subsisting and no material default by Borrowers or their Domestic Subsidiaries exists under any of them.

5.17 DDAs. Set forth on Schedule 5.17 are all of Borrowers’ and their Domestic Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary, (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrowers or their Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers or their Subsidiaries in writing to the Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

5.19 Indebtedness. Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of each Borrower and each Domestic Subsidiary of a Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness on the date of this Agreement and the principal terms thereof.

5.20 Compliance with Laws. Borrowers possess all necessary or appropriate licenses, permits and authorities to conduct their businesses as presently conducted and are in compliance with all laws applicable to the Borrowers in the operation of their business and in the use and occupancy of their property, including, without limitation, federal, state, and local environmental and tax laws and regulations and the Employee Retirement Income Security Act, as amended, and regulations thereunder except where the failure to hold any license or permit or any non-compliance would not reasonably be expected to result in a Material Adverse Change.

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5.21 Non-Material Domestic Subsidiaries. None of the events permitted by the exceptions allowed for Non-Material Subsidiaries set forth in Sections 6.11, 7.3, 7.4, 7.10, 8.3, 8.5, 8.6, 8.7, 8.8, or 8.10 will cause a Material Adverse Change with respect to Borrowers and their Material Domestic Subsidiaries (taken as a whole) since the date of the latest financial statements submitted to Lender on or before the Closing Date. Except for intercompany balances, none of the Non-Material Domestic Subsidiaries owns any asset (including without limitation any patent, trademark, copyright, or other intellectual property), or is the licensee, permittee, or other authorized user or person under any license, permit, or other similar agreement, the absence of which would create a Material Adverse Change to the business of Borrowers and their Material Domestic Subsidiaries (taken as a whole), as such business is presently conducted. Except for intercompany balances, none of the Non-Material Domestic Subsidiaries is subject to any liability that would create a Material Adverse Change to the business of Borrowers and their Material Domestic Subsidiaries (taken as a whole), as such business is presently conducted.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrowers shall, and shall cause each of their respective Domestic Subsidiaries to, do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender.

6.2 Collateral Reporting. Provide Lender with the following documents at the following times in form satisfactory to Lender:

Monthly (not later than (i) the 30th day after the end of each month that is not the last month of a calendar quarter, and (ii) the 45th day after the end of each calendar quarter)

(a) a Borrowing Base Certificate (including detail regarding those Accounts of Borrowers that are not Eligible Accounts),

(b) a summary aging, by vendor, of Borrowers’ and their Domestic Subsidiaries’ accounts payable and any book overdraft, and

(c) a detailed report regarding Borrowers’ and their Domestic Subsidiaries’ cash and Cash Equivalents including an indication of which amounts constitute Qualified Cash.

Quarterly (not later than the 45th day after the end of each calendar quarter)

(d) a detailed list of each Borrower’s and each Domestic Subsidiary of a Borrower’s customers, and

(e) a report regarding each Borrower’s and each Domestic Subsidiary of a Borrower’s accrued, but unpaid, ad valorem taxes.

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Promptly upon request by Lender, in the exercise of its Permitted Discretion

(f) copies of invoices in connection with Borrowers’ and their Domestic Subsidiaries’ Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with Borrowers’ and their Domestic Subsidiaries’ Accounts and, for Inventory and Equipment acquired by Borrowers or their Domestic Subsidiaries, purchase orders and invoices, and

(g) such other reports as to the Collateral, or the financial condition of Borrowers and their Domestic Subsidiaries, as Lender may request in the exercise of its Permitted Discretion.

In addition, each Borrower agrees to cooperate fully with Lender to facilitate and implement a mutually agreeable system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

6.3 Financial Statements, Reports, Certificates. Deliver to Lender:

(a) as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters and on or before June 14, 2007, for the months ending February 28, 2007, and March 31, 2007) after the end of each month during each of Parent’s fiscal years,

(i) a company-prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Domestic Subsidiaries’ operations during such period,

(ii) a certificate signed on behalf of the Parent by the chief financial officer or, if the chief financial officer is not available, the chief accounting officer of Parent to the effect that:

A. the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Domestic Subsidiaries,

B. the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, and except for changes in the ordinary course not otherwise constituting an Event of Default), and

C. there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto), and

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(iii) for each month that is the date on which a financial covenant in Section 7.17 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.17,

(b) as soon as available, but in any event within 45 days after the end of each quarter during each of Parent’s fiscal years (but notwithstanding the foregoing, on or before June 14, 2007, for the fiscal quarter ending March 31, 2007),

(i) a company-prepared consolidating balance sheet and income statement covering Parent’s and its Domestic Subsidiaries’ operations during such period (the omission of a consolidating cash flow statement from this clause being intentional),

(ii) a certificate signed on behalf of the Parent by the chief financial officer or, if the chief financial officer is not available, the chief accounting officer of Parent to the effect that:

A. the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Domestic Subsidiaries,

B. the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, and except for changes in the ordinary course not otherwise constituting an Event of Default), and

C. there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto),

(c) as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,

(i) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited

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financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(ii) a certificate of such accountants addressed to Lender stating that, in the course of performing their audit of the aforedescribed annual financial statements, there did not come to the attention of such accountants the existence of any Default or Event of Default under Section 7.17 with respect to the subject fiscal year,

(d) as soon as available, but in any event within 30 days after the start of each of Parent’s fiscal years, Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming twelve (12) months, month by month, certified by the chief financial officer or chief accounting officer of Parent as being such officer’s diligently prepared good faith estimate of the financial performance of Parent and its Domestic Subsidiaries during the period covered thereby,

(e) if and when (or within five Business Days after) filed by any Borrower,

(i) notice of the filing of each Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports (it being contemplated that Lender will obtain the actual filings using Lender’s own resources),

(ii) any other filings made by such Borrower with the SEC,

(iii) copies of Borrowers’ United States federal income tax returns, any Domestic Subsidiary’s United States federal partnership tax reports, and any amendments thereto, filed with the Internal Revenue Service, and

(iv) any other information that is provided by Parent to its shareholders generally,

(f) if and when (or within five Business Days after) sent or received by any Borrower, copies of any notices, demands, or notices of default from any Borrower to the holders of the Outstanding Notes or from any one of the trustee under the Senior Indenture, the trustee under the indenture governing the Existing Notes, or the holders of 25% or more of the then outstanding aggregate principal amount of either the Existing Notes or the Senior Notes,

(g) if and when filed by any Borrower or any Domestic Subsidiary of a Borrower and if requested by Lender, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) any Borrower or any Domestic Subsidiary of a Borrower conducts business or is required to pay any such excise tax, (ii) any Borrower’s or any Domestic Subsidiary of a Borrower’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Borrower or such Domestic Subsidiary, or (iii) any Borrower’s and any Domestic Subsidiary of a Borrower’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

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(h) as soon as a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrowers are taking or propose to take with respect thereto,

(i) promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on any Borrower or any Domestic Subsidiary of a Borrower, notice of all actions, suits, or proceedings brought by or against any Borrower or any Domestic Subsidiary of a Borrower before any Governmental Authority that, if determined adversely to such Borrower or such Domestic Subsidiary, could be reasonably expected to result in a Material Adverse Change, and

(j) promptly upon the request of Lender, any other report reasonably requested relating to the financial condition of Borrowers or their Domestic Subsidiaries.

In addition to the financial statements referred to above, Borrowers agree to deliver financial statements for the subject dates and periods prepared on both a consolidated and consolidating basis; provided, however, that the monthly financial statements provided pursuant to Section 6.3(a) and the annual, audited financial statements provided pursuant to Section 6.3(c) need be only on a consolidated basis. Parent also agrees that no Domestic Subsidiary of Parent will have a fiscal year different from that of Parent. Borrowers agree to cooperate with Lender to allow Lender to consult with their independent certified public accountants if Lender reasonably requests the right to do so and that, in such connection, their independent certified public accountants are authorized to communicate with Lender and to release to Lender whatever financial information concerning Borrowers or their Subsidiaries that Lender reasonably may request; provided, however, that Borrowers make no assurance with respect to the independent determinations of the accountants as to the nature or extent of their cooperation.

6.4 Guarantor Reports. Cause each Guarantor to deliver its annual unaudited financial statements at the time when Parent provides its audited financial statements to Lender, but only to the extent such Guarantor’s financial statements are not consolidated with Parent’s financial statements, and copies of all of its federal income tax returns (unless filing consolidated returns with Parent) as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law (after giving effect to any properly filed extension).

6.5 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder, if the loss or forfeiture would cause a Material Adverse Change.

6.6 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will, and will cause their Subsidiaries to, make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and

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federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that the applicable Borrower or Subsidiary of a Borrower has made such payments or deposits, except to the extent of any pending Permitted Protests in respect thereof.

6.7 Insurance

(a) At Borrowers’ expense, maintain insurance respecting their and their Domestic Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain public liability and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrowers shall deliver copies of all such policies to Lender with a satisfactory lender’s loss payable endorsement (other than in respect of workers’ compensation insurance) naming Lender as loss payee (as its interests appear) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

(b) Administrative Borrower shall give Lender prompt notice of any loss covered by such insurance. Lender shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $1,000,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrowers whatsoever in respect of such adjustments absent gross negligence or willful misconduct by Lender. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations; provided, that in the case of proceeds of casualty insurance involving a casualty where the proceeds are in an amount less than $1,000,000 and so long as no Event of Default shall then be continuing, then such proceeds shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to Lender in the exercise of its Permitted Discretion for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

(c) Borrowers shall not, and shall not suffer or permit their Domestic Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.7, unless Lender is included thereon as named insured with the loss payable to Lender under a lender’s loss payable endorsement or its equivalent. Administrative Borrower immediately shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

6.8 Location of Inventory and Equipment. Keep Borrowers’ and their Domestic Subsidiaries’ Inventory and Equipment only at the locations identified on Schedule 5.4 and their chief executive offices only at the locations identified on Schedule 5.6(b); provided, however,

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that Administrative Borrower may amend Schedule 5.4 and Schedule 5.6(b) so long as such amendment occurs by written notice to Lender not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Borrower provides to Lender a Collateral Access Agreement with respect thereto.

6.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.10 Leases. Pay when due all rents and other amounts payable under any leases to that any Borrower or any Domestic Subsidiary of a Borrower is a party or by which any Borrower’s or any Domestic Subsidiary of a Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or, in the case of any leases other than the Borrowers’ lease of the premises at 10811 S. Westview Circle, Houston, Texas (which premises are the storage site for the US Seismic Library), the loss or forfeiture of such lease would not cause a Material Adverse Change.

6.11 Existence. At all times preserve and keep in full force and effect each Borrower’s and each Domestic Subsidiary of a Borrower’s valid existence and good standing and any rights and franchises material to their businesses; provided, however, that nothing herein contained shall be deemed to prohibit or limit any Non-Material Domestic Subsidiary from liquidating, winding up or dissolving, or merging or consolidating with or into a Borrower or another Domestic Subsidiary.

6.12 Environmental.

(a) Keep any property either owned or operated by any Borrower or any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) notify Lender, promptly upon obtaining knowledge thereof, of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Borrower or any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or any Subsidiary of a Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

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6.13 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Lender if any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

6.14 Formation of Subsidiaries. At the time that any Borrower or any Guarantor forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Closing Date, such Borrower or such Guarantor shall (a) cause such new Domestic Subsidiary to provide to Lender a joinder to this Agreement or to the Guaranty and the Guarantor Security Agreement, together with such other security documents, as well as appropriate UCC-1 financing statements, all in form and substance satisfactory to Lender in the exercise of its Permitted Discretion (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary), (b) provide to Lender a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest owned by the subject Borrower or Guarantor in such new Domestic Subsidiary, in form and substance satisfactory to Lender in the exercise of its Permitted Discretion, and (c) provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender in the exercise of its Permitted Discretion, which in its Permitted Discretion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.14 shall be a Loan Document.

6.15 Mergers and Transfers of Assets. In the event that any Domestic Subsidiary merges into another Domestic Subsidiary or Borrower or sells, assigns, or conveys assets to another Domestic Subsidiary or Borrower, Borrowers will (i) give Lender telephonic or written notice at least one week but not more than one month prior to any such merger, sale, assignment or conveyance, (ii) will promptly thereafter deliver to Lender such amendments to and reaffirmations of the Loan Documents, each in form and substance satisfactory to Lender, that Lender may request in connection therewith, and (iii) cause to filed, if necessary, appropriate amendments to financing statements on Form UCC-3 in such office or offices and to take such other actions as may be necessary or, in the Permitted Discretion of Lender, desirable to continue the perfection the Lender’s Liens in the Collateral.

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrowers will not and will not permit any of their respective Domestic Subsidiaries to do any of the following:

7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

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(b) Indebtedness set forth on Schedule 5.19 and guarantees thereof;

(c) Permitted Purchase Money Indebtedness;

(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender’s Permitted Discretion, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Borrowers as liable with respect thereto if such additional Borrowers were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that, taken as a whole, are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(e) endorsement of instruments or other payment items for deposit;

(f) Indebtedness constituting Investments permitted under Section 7.12 below;

(g) other unsecured Indebtedness in a principal amount not exceeding $5,000,000 at any time outstanding, provided, however, that no Borrower or Domestic Subsidiary may incur any such Indebtedness owing to ValueAct Capital or Seitel Holdings, except as provided for in Sections 7.13(a) or 7.13(c) below, unless such Indebtedness is (i) incurred pursuant to agreements and instruments in form and substance satisfactory to Lender in its Permitted Discretion, and (ii) fully subordinate to the Obligations on terms and conditions satisfactory to Lender in its Permitted Discretion; and

(h) any Indebtedness owing from a Borrower to another Borrower or from a Domestic Subsidiary to another Domestic Subsidiary or a Borrower.

7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

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7.3 Restrictions on Fundamental Changes

(a) Except for the Acquisition and, subject to the conditions set forth in Section 6.15 above, the merger, consolidation, amalgamation or other combination of a Domestic Subsidiary of Parent with or into another Domestic Subsidiary of Parent or a Borrower (so long as the Borrower is the surviving entity in any merger of a Domestic Subsidiary into a Borrower), enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); provided, however, that nothing herein contained shall be deemed to prohibit or limit any Non-Material Domestic Subsidiary from liquidating, winding up or dissolving, or any Domestic Subsidiary from merging or consolidating with or into a Borrower or another Domestic Subsidiary in accordance with Section 7.3(a) above.

(c) Other than Permitted Dispositions and transactions in the ordinary course of business consistent with past practices and the licensing of the US Seismic Library in the ordinary course of business, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets; provided, however, that nothing herein contained shall be deemed to prohibit or limit any Non-Material Domestic Subsidiary from liquidating, winding up or dissolving, or any Domestic Subsidiary from merging or consolidating with or into a Borrower or another Domestic Subsidiary in accordance with Section 7.3(a) or (b) above.

7.4 Disposal of Assets. Convey, sell, lease, license, assign, transfer, or otherwise dispose of all or any substantial portion of the assets of any Borrower or any Domestic Subsidiary of a Borrower, other than the following:

(a) Permitted Dispositions,

(b) transactions in the ordinary course of business consistent with past practices,

(c) the licensing of the US Seismic Library in the ordinary course of business,

(d) transactions by Non-Material Domestic Subsidiaries permitted pursuant to Section 7.3, and

(e) subject to the conditions set forth in Section 6.15 above, the sale, assignment, or conveyance of assets, including Stock, from a Domestic Subsidiary to another Domestic Subsidiary or to a Borrower.

Unless expressly permitted pursuant to the terms of this Agreement, the use and transfer of money, Cash Equivalents, or any other asset or property by or from any of the Loan Parties to any Domestic Subsidiary or Affiliate of a Loan Party that is not organized under the laws of a jurisdiction located in the continental United States of America expressly is prohibited by the terms of this Agreement.

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7.5 Change Name. Change any Borrower’s or any Domestic Subsidiary of a Borrower’s name, FEIN, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a Domestic Subsidiary of a Borrower may change its name upon at least 30 days prior written notice by Administrative Borrower to Lender of such change and so long as, at the time of such written notification, such Borrower or such Domestic Subsidiary provides any financing statements or amendments necessary to perfect and continue perfected Lender’s Liens.

7.6 Nature of Business. Make any change in the principal nature of their business.

7.7 Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(d),

(a) prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Domestic Subsidiary of a Borrower, other than (i) to the extent no Default or Event of Default shall then be continuing or shall result from such redemption, the redemption of up to 35% of the outstanding principal of the Senior Notes in accordance with the terms of the Senior Notes and the Senior Indenture, as each is in effect on the date hereof, solely out of the proceeds of the issuance of common stock of Parent, (ii) to the extent no Default or Event of Default shall then be continuing or shall result from such redemption, the redemption of Existing Notes, and (iii) the Obligations in accordance with this Agreement, or

(b) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b).

7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9 Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.10 Distributions. Other than distributions or declaration and payment of dividends by a Domestic Subsidiary or a Borrower to a Domestic Subsidiary or a Borrower (including, without limitation, liquidating distributions by Non-Material Domestic Subsidiaries) in the ordinary course of business, or such distributions or declaration and payment of dividends not in the ordinary course of business that are deposited into a Cash Management Account, make any distribution or declare or pay any distributions or dividends (in cash or other property) on any of its shares of Stock of any class, whether now or hereafter outstanding, or other ownership interests, or purchase, redeem, cancel, acquire or retire any of its Stock or other ownership interests or Stock or other ownership interests of any of their Subsidiaries or any option, warrant, or other right to acquire such Stock or other ownership interests, or apply or set apart any of their assets therefor, or make any distribution (by reduction of capital or otherwise) in respect of any such shares of Stock or other ownership interests or any such option, warrant or other right; provided, however, that Parent may make distributions to Seitel Holdings: (i) so long as Parent is the sole direct Subsidiary of Seitel Holdings and has no other assets or operations, in an aggregate amount equal to the lesser of (1) so long as no Default or Event of Default exists and is

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continuing, the amount that would be due with respect to a consolidated, combined or similar federal, state or local tax return that included Seitel Holdings and its Subsidiaries for which Seitel Holdings would be the corporate parent plus the net amount of the applicable tax that Seitel Holdings actually owes to the relevant taxing authority as a result of its ownership of Parent, and (2) the actual amount of such franchise or similar taxes and fees of Seitel Holdings required to maintain Seitel Holdings’ corporate or other existence, and (ii) at all other times, so long as no Default or Event of Default exists and is continuing, an amount equal to the lesser of (1) the portion of a consolidated, combined or similar federal, state or local tax return that included Seitel Holdings and its Subsidiaries for which Seitel Holdings would be the corporate parent equal to the amount that would be due with respect to a consolidated, combined or similar federal, state or local tax return that included Parent and its Subsidiaries for which Parent would be the corporate parent and (2) the net amount of the applicable tax that Seitel Holdings actually owes to the relevant taxing authority as a result of its ownership of Parent, provided, however, that in each case in the event that any such distribution exceeds the amount of the applicable taxes, Borrowers will cause Seitel Holdings to reimburse any excess amounts to Parent within 10 days of the payment of such taxes and if any such excess amounts are not reimbursed with 10 days, Parent will not make any further distributions for tax purposes until such excess amounts are reimbursed in full, provided, further, that, to the extent deemed to be distributions, Parent may make distributions to Seitel Holdings pursuant to and in accordance with Section 7.13(a) and Section 7.13(c) below.

7.11 Accounting Methods. Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ or their Domestic Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Borrowers’ and their Domestic Subsidiaries’ financial condition.

7.12 Investments. Directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for the following:

(a) Permitted Investments,

(b) existing Investments in direct and indirect Subsidiaries of Parent,

(c) Investments in direct or indirect Subsidiaries of Parent to the extent, but only to the extent, of inter-company accounts converted to equity of a Subsidiary (in the ordinary course of business on terms and conditions consistent with past practices of Parent and its Subsidiaries) in order to meet equity capital requirements for such Subsidiaries under Canadian law;

(d) Investments made on or after the Closing Date in Canadian Subsidiaries in an aggregate amount not to exceed at any one time (i) $10,000,000.00 plus (ii) an amount equal to distributions made, directly or indirectly but without duplication, by Canadian Subsidiaries to any Borrower from and after the Closing Date less any distributions for the payment of taxes,

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amounts paid for goods and services rendered by Canadian Subsidiaries, and other accounts receivable and similar items owing to Canadian Subsidiaries;

(e) investments in promissory notes payable by Paul Frame made prior to the Closing Date; and

(f) Investments permitted under Section 7.1(h) above;

provided, however, that Administrative Borrower and its Domestic Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $50,000 outstanding at any one time unless Administrative Borrower or its Domestic Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments in order to perfect (and further establish) the Lender’s Liens in such Permitted Investments. Subject to the foregoing proviso, Borrowers shall not and shall not permit their Domestic Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Lender shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

7.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for:

(a) reimbursement of or payment to ValueAct Capital or Seitel Holdings by Parent of fees, costs and expenses incurred in connection with the Acquisition and Senior Note Offering in an aggregate amount not to exceed $3,500,000.00,

(b) subject to the conditions set forth in Section 7.1(g) above, transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-Affiliate; and

(c) transactions with ValueAct Capital, Seitel Holdings or their respective Affiliates so long as:

(i) no Default or Event of Default exists and is continuing when such transaction is entered into and no payments may be made while a Default or Event of Default exists and is continuing or would result from such payment,

(ii) the aggregate amount of payments made to ValueAct Capital, Seitel Holdings and their respective Affiliates pursuant to such transactions does not exceed $2,500,000.00 in any calendar year,

(iii) immediately after giving effect to each payment in connection with such transactions and all other payments to be made by Borrowers and their Subsidiaries on such day, Borrowers’ will have Availability equal to or greater than $5,000,000.00,

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(iv) all such transactions are pursuant to that certain Advisory Agreement, dated January 30, 2007 (the (“Advisory Agreement”), among Seitel Holdings, Parent (as successor in interest to Seitel Acquisition Corp.), and ValueAct Capital Management, L.P., as in effect on the Closing Date or the Advisory Agreement as amended from time to time pursuant to amendments approved in writing by Lender in its Permitted Discretion or such other written agreement as may be approved (including any amendments thereto) in writing by Lender in its Permitted Discretion, and

(v) subject to the conditions set forth in Section 6.15 above, (i) the Acquisition, (ii) the merger, consolidation, amalgamation or other combination of a Domestic Subsidiary of Parent with or into another Domestic Subsidiary of Parent or a Borrower (so long as the Borrower is the surviving entity in any merger of a Domestic Subsidiary into a Borrower), or (iii) the sale, assignment, or conveyance of assets, including Stock, from a Domestic Subsidiary to another Domestic Subsidiary or to a Borrower;

provided, however, that, transactions in the ordinary course of Borrowers’ business include but are not limited to the following types of recurring inter-company transactions, entered in the ordinary course of business on terms and conditions consistent with past practices of Parent and its Subsidiaries, all of which are inter-company transactions among only Parent or a Subsidiary of Parent, which transactions are eliminated from the consolidated accounts of Parent and its Subsidiaries in accordance with GAAP:

(1) royalty fees assessed on a quarterly basis,

(2) interest charged on inter-company balances,

(3) capitalization of certain inter-company loans as described in Section 7.12,

(4) commission expenses and revenue net of brokers’ fees from certain data sales, and

(5) Investments permitted by Section 7.12(d) above.

7.14 Suspension. Suspend or go out of a substantial portion of their business, unless such suspension or going out of a substantial portion of their business would not result in a Material Adverse Change.

7.15 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (i) on the Closing Date to pay fees, costs and expenses associated with the consummation of the Acquisition and the transactions contemplated by this Agreement and (ii) thereafter to (1) fund Borrowers’ working capital needs and other general corporate and partnership purposes (including reimbursement of Seitel Holdings by Parent permitted by Section 7.13(a) above of fees, costs and expenses incurred in connection with the Acquisition and Senior Note Offering in

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an amount not to exceed $3,500,00.00), all in the ordinary course of business and (2) for the redemption or repayment of Existing Notes in an amount not to exceed $2,500,000.00 in the aggregate, in each case consistent with the terms and conditions hereof, and for its lawful and permitted purposes. In no event will proceeds of the Revolving Credit Facility be used for the repurchase or redemption of the Senior Notes, in whole or in part, without the prior written consent of Lender.

7.16 Inventory and Equipment with Bailees. Store the US Seismic Library at any time now or hereafter with a bailee, warehouseman, or similar party without Lender’s prior written consent, or store any material amount of the Inventory or Equipment of Borrowers or their Domestic Subsidiaries (other than the US Seismic Library) at any time now or hereafter with a bailee, warehouseman, or similar party, without providing to Lender a Collateral Access Agreement from such bailee, warehouseman, or similar party.

7.17 Financial Covenants.

(a) Minimum Cash Margin. Fail to maintain or achieve a Cash Margin measured on a calendar quarter-end basis, of at least the amount set forth in the table attached hereto as Schedule 7.17(a) for the trailing twelve-month period ending on the applicable quarter-end date set forth in the table attached hereto as Schedule 7.17(a):

(b) Maximum Net Cash Capital Expenditures. Make Net Cash Capital Expenditures in any fiscal year in excess of the amount set forth in the table attached hereto as Schedule 7.17(b) for the applicable fiscal year.

8. EVENTS OF DEFAULT. Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender, reimbursement of Lender Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

8.2 If any Borrower

(a) fails to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 2.7, 4.2, 4.4, 4.6, 6.7, 6.11, 6.12, 6.14, and 7.1 through 7.17 (inclusive) of this Agreement;

(b) fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 4.5, 6.2, 6.3, 6.4, and 6.13 of this Agreement and such failure continues for a period of five (5) Business Days; or

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(c) fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 Business Days;

provided that, during any period of time that any such failure or neglect referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default, Lender shall be relieved of its obligation to extend credit hereunder;

8.3 If (a) any material portion of any Borrower’s or any Material Domestic Subsidiary’s assets, or (b) an amount (measured on the basis of either book value or fair market value, whichever is greater, on an aggregate, cumulative basis for all Non-Material Domestic Subsidiaries, from the Closing Date through any date of measurement) in excess of $250,000.00 (exclusive of intercompany balances) of one or more Non-Material Domestic Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person, and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Borrower, Material Domestic Subsidiary, or Non-Material Domestic Subsidiaries;

8.4 If an Insolvency Proceeding is commenced by any Borrower, any Material Domestic Subsidiary, or one or more Non-Material Domestic Subsidiaries that owns assets (exclusive of intercompany balances on the financial statements of any such Non-Material Domestic Subsidiary) in excess of $250,000.00 (measured on the basis of book value or fair market value, whichever is greater, on an aggregate, cumulative basis for all such Non-Material Domestic Subsidiaries, from the Closing Date through any date of measurement);

8.5 If an Insolvency Proceeding is commenced against any Borrower, any Material Domestic Subsidiary, or one or more Non-Material Domestic Subsidiaries that owns assets (exclusive of intercompany balances on the financial statements of any such Non-Material Domestic Subsidiary) in excess of $250,000.00 (measured on the basis of book value or fair market value, whichever is greater, on an aggregate, cumulative basis for all such Non-Material Domestic Subsidiaries, from the Closing Date through any date of measurement), and any of the following events occur: (a) the applicable Borrower, Material Domestic Subsidiary, or Non-Material Domestic Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower, any Material Domestic Subsidiary, or one or more Non-Material Domestic Subsidiaries that owns assets (exclusive of intercompany balances on the financial statements of

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any such Non-Material Domestic Subsidiary) in excess of $250,000.00 (measured on the basis of book value or fair market value, whichever is greater, on an aggregate, cumulative basis for all such Non-Material Domestic Subsidiaries, from the Closing Date through any date of measurement), or (e) an order for relief shall have been entered therein;

8.6 If any Borrower, any Domestic Subsidiary, or one or more Non-Material Domestic Subsidiaries that owns assets (exclusive of intercompany balances on the financial statements of any such Non-Material Domestic Subsidiary) in excess of $250,000.00 (measured on the basis of book value or fair market value, whichever is greater, on an aggregate, cumulative basis for all such Non-Material Domestic Subsidiaries, from the Closing Date through any date of measurement) is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7(a) If a notice of Lien is filed of record either (i) with respect to any Borrower’s or any Material Domestic Subsidiary’s assets, or (ii) with respect to the assets of any one or more Non-Material Domestic Subsidiaries that owns assets (exclusive of intercompany balances) in excess of $250,000.00 (measured on the basis of book value or fair market value, whichever is greater, on an aggregate, cumulative basis for all such Non-Material Domestic Subsidiaries, from the Closing Date through any date of measurement), by the United States or any department, agency, or instrumentality thereof (a “Federal Lien”), or by any state, county, municipal, or governmental agency and such state, county, municipal, or governmental agency Lien has priority over the Liens of Lender in and to the Collateral or any portion thereof (a “Non-Federal Priority Lien”); or

(b) If a notice of Lien is filed of record either (i) with respect to any Borrower’s or any Material Domestic Subsidiary’s assets, or (ii) with respect to the assets of any one or more Non-Material Domestic Subsidiaries that owns assets (exclusive of intercompany balances) in excess of $250,000.00 (measured on the basis of book value or fair market value, whichever is greater, on an aggregate, cumulative basis for all such Non-Material Domestic Subsidiaries, from the Closing Date through any date of measurement), by any state, county, municipal, or governmental agency that is not a Non-Federal Priority Lien (a “Non-Federal Non-Priority Lien”); provided, however, that, if the aggregate amount claimed with respect to any such Non-Federal Non-Priority Liens, or combination thereof, is less than $500,000, an Event of Default shall not occur under this subsection if the claims that are the subject of such Liens are the subject of Permitted Protests and if the Liens are released, discharged, or bonded against within 30 days of each such Lien first being filed of record or, if earlier, at least 5 days prior to the date on which assets that are subject to such Liens are subject to being sold or forfeited and, in any such case, Lender shall have the absolute right to establish and maintain a reserve against the Borrowing Base and the Maximum Revolver Amount in an amount equal to the aggregate amount of the underlying claims (determined by Lender, in its Permitted Discretion, and irrespective of any Permitted Protests with respect thereto and including any penalties or interest that are estimated by Lender, in its Permitted Discretion, to arise in connection therewith);

8.8 If one or more judgments or other claims involving an aggregate amount of $250,000 or more, in excess of the amount covered by insurance, becomes a Lien or encumbrance upon any material portion of the assets of any Borrower, any Material Domestic Subsidiary, or any Non-Material Domestic Subsidiary with intercompany receivables in excess

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of $250,000, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by such Borrower, Material Domestic Subsidiary, or Non-Material Domestic Subsidiary;

8.9(a) If there is a default in one or more agreements to which Borrower is a party with one or more third Persons relative to Borrower’s Indebtedness involving an aggregate amount of $250,000, or more, and such default (i) occurs at the final maturity of obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower’s obligations thereunder, or (b) if there is a default in any other material agreement to which Borrower is a party with one or more third Persons and such default results in a right by such third Person(s), irrespective of whether exercised, to terminate such agreement;

8.10 If any Borrower, any Material Domestic Subsidiary, or one or more Non-Material Domestic Subsidiaries that owns assets (exclusive of intercompany balances) in excess of $250,000.00 (measured on the basis of book value or fair market value, whichever is greater, on an aggregate, cumulative basis for all such Non-Material Domestic Subsidiaries, from the Closing Date through any date of measurement) makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to Lender by any Borrower, any Subsidiary of a Borrower, or any officer, employee, agent, or director of any Borrower or any Subsidiary of a Borrower;

8.12 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor thereunder, other than as expressly permitted pursuant to Section 7.3 above;

8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason (other than Lender’s acts or omissions), fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

8.14 Any provision of any Loan Document shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested by any Borrower or any Domestic Subsidiary of a Borrower, or a proceeding shall be commenced by any Borrower or any Domestic Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Borrower or any Domestic Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any Domestic Subsidiary of a Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document;

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8.15 If any Guarantor fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents, subject to any applicable cure periods (including cure periods provided in this Section 8); or

8.16 If there shall occur any default under the Outstanding Notes, any indenture governing the Existing Notes, or the Senior Indenture that continues beyond any applicable grace period and cure period.

9.	THE LENDER’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and Lender;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Borrowers’ Account Debtors for amounts and upon terms which Lender considers advisable in the exercise of its Permitted Discretion, and in such cases, Lender will credit the Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(e) Cause Borrowers to hold all of their returned Inventory in trust for Lender, and segregate all such Inventory from all other assets of Borrowers or in Borrowers’ possession;

(f) Without notice to or demand upon any Borrower, make such payments and do such acts as Lender considers necessary or reasonable in its Permitted Discretion to protect its security interests in the Collateral. Each Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Each Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s Permitted Discretion appears to conflict with the Lender’s Liens in and to the Collateral and to pay all reasonable expenses incurred in connection therewith and to charge Borrowers’ Loan Account therefor. With respect to any of Borrowers’ owned or leased premises, each Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

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(g) Without notice to any Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Lender (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by Lender;

(h) Hold, as cash collateral, any and all balances and deposits of any Borrower held by Lender, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral. Each Borrower hereby grants to Lender a license or other right to use, without charge, such Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and such Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(j) Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Lender, in the exercise of its Permitted Discretion, determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

(k) Lender shall give notice of the disposition of the Borrower Collateral as follows:

(i) Lender shall give Administrative Borrower (for the benefit of the applicable Borrower) a notice in writing of the time and place of public sale, or, if the sale is a private sale or if some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Lender may credit bid and purchase at any public sale;

(m) Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

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(n) Lender shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents.

9.2 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all if, as, and to the extent required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers’ Loan Account as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Lender deems prudent in the exercise of its Permitted Discretion. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which any such Borrower may in any way be liable.

11.2 Lender’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person (provided that, if such Person has been chosen by Lender, such choice was made in Lender’s Permitted Discretion), and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrowers.

11.3 Indemnification. Each Borrower shall indemnify, defend, and hold the Lender-Related Persons and each Participant (each, an “Indemnified Person”) harmless (to the fullest

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extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Domestic Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or that is based on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages). This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12. NOTICES. Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Lender, as the case may be, at its address set forth below:

If to Administrative Borrower:	SEITEL, INC.
10811 S. Westview Circle
Building C, Suite 100
Houston, Texas 77043
Attn: Marcia Kendrick,
Chief Accounting Officer
Fax No. (713) 881-8901

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with copies to:	Porter & Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attn: Joyce Kao Soliman,
Senior Associate
Fax No. (713) 226-6285

If to Lender:	WELLS FARGO FOOTHILL, INC.
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attn: Business Finance Manager
Fax No. (770) 804-0785

with copies to:	HUGHES & LUCE, LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attn: John O. Sutton, Jr.
Fax No. (214) 939-5849

Lender and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.	CHOICE OF LAW; JURY TRIAL WAIVER.

13.1 Choice of Law. THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13.2 Choice of Venue. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST

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ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.2.

13.3 Waiver of Jury Trial. BORROWERS AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations

(a) Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents; provided, however, that Borrowers may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower by Lender and the Assignee and (ii) Lender and its Assignee have delivered to Borrower an appropriate assignment and acceptance agreement. Anything contained herein to the contrary notwithstanding, the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of Lender.

(b) From and after the date that Lender provides Administrative Borrower with such written notice and executed assignment and acceptance agreement, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance agreement, shall have the rights and obligations of Lender under the Loan Documents, and (ii) Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such assignment and acceptance agreement, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a

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party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release Lender from obligations that survive the termination of this Agreement, including Lender’s obligations under Section 16.8 of this Agreement.

(c) Immediately upon Borrower’s receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

(d) Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Lender (a “Participant”) participating interests in Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain the “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and Lender shall continue to deal solely and directly with each other in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant shall only be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrowers or Guarantors, the Collections of Borrowers or their Domestic Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.

(e) In connection with any such assignment or participation or proposed assignment or participation, Lender may, subject to the provisions of Section 16.8, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their respective businesses.

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(f) Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and Assignees of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release any Borrower from its Obligations. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by Lender and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective only in the specific instance and, if a specific purpose is set forth in such waiver or consent, for the specific purpose for which it was given.

15.2 No Waivers; Cumulative Remedies. No failure by any party to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay in exercising the same, will operate as a waiver thereof. No waiver by any party will be effective unless it is in writing, and then only to the extent specifically stated. No waiver on any occasion shall affect or diminish any party’s rights thereafter to require strict performance on any subsequent occasion of any provision of this Agreement. The parties’ rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the parties may have.

16.	GENERAL PROVISIONS.

16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and Lender.

16.2 Section Headings. Section headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

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16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5 Withholding Taxes. All payments made by Borrowers hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of Lender, or (ii) to the extent that such tax results from a change in the circumstances of Lender, including a change in the residence, place of organization, or principal place of business of Lender, or a change in the branch or lending office of Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Lender if the increase in such amount payable results from Lender’s own willful misconduct or gross negligence. Borrowers will furnish to Lender as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrowers.

16.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

16.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to Lender of any property in respect of the Obligations shall for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof

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that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.8 Confidentiality. Lender agrees that material, non-public information regarding Borrowers and their Subsidiaries and other Affiliates, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to Lender, (b) to Subsidiaries and Affiliates of Lender (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or any of its Subsidiaries or Affiliates), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 16.8, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 16.8 shall survive for 2 years after the payment in full of the Obligations. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

16.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.10 USA PATRIOT Act. Agent hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Patriot Act”), it is required to obtain, verify and record information that identifies each of the Loan Parties, which information includes the names and addresses of Loan Parties and other information that will allow Agent to identify the Loan Parties in accordance with the Patriot Act.

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16.11 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Lender with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) Lender’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by Lender hereunder or under the other Loan Documents, except that Borrowers will have no liability to any Lender-Related Person under this Section 16.10 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender-Related Person.

16.12 Amendment and Restatement. Each Borrower acknowledges and agrees that (a) this Agreement amends, restates and replaces, but does not extinguish the indebtedness evidenced by, Prior Loan Agreement in its entirety, and (b) unless otherwise amended, restated or replaced, each of the Loan Documents executed in connection with the Prior Loan Agreement continues in full force and effect with each reference therein to the Prior Loan Agreement being changed to refer to this Agreement as the same may be further amended, modified, supplemented and restated from time to time.

[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SEITEL, INC.,
a Delaware corporation

By:	/s/ Authorized Signatory

SEITEL DATA, LTD.,
a Texas limited partnership

By:	Seitel Delaware, Inc.,
a Delaware corporation, its general partner

By:	/s/ Authorized Signatory

SEITEL MANAGEMENT, INC.,
a Delaware corporation

By:	/s/ Authorized Signatory

MATRIX GEOPHYSICAL, INC.,
a Delaware corporation

By:	/s/ Authorized Signatory

LOAN AND SECURITY AGREEMENT - Signature Page 1

SEITEL SOLUTIONS, LTD.,
a Texas limited partnership

By:	Seitel Solutions, Inc.,
a Delaware corporation, its general partner

By:	/s/ Authorized Signatory

WELLS FARGO FOOTHILL, INC.,
a California corporation

By:	/s/ Stephen P. Caren
Stephen P. Caren, Vice President

LOAN AND SECURITY AGREEMENT - Signature Page 2